FOR IMMEDIATE RELEASE

NCT HEARING PRODUCTS, INC. SELLS CONTROLLING INTEREST IN
PRO TECH COMMUNICATIONS, INC.
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NEW COMPANY NAME TO BE FOUR CRYSTAL FUNDING, INC.

New York, NY -  June 10, 2008 – ProTech Communications, Inc. (OTC:  PTCU.PK) announced today that Four Crystal Funding, Inc.(OTC:PCTU.PK)  has purchased 85% of its common shares by transferring Mexican Sovereign Bonds, with a total face value as estimated by the Mexican Government of approximately $4,000,000,000 to ProTech.  As part of the transaction, NCT Hearing Products, Inc. (“NCTH”) retained 9,415,493 shares of ProTech common stock, which represents 3.5% of the Company’s outstanding shares.  Four Crystal Funding, LLC received 228,818,183 shares of the common stock and 10,000 shares of preferred shares, which shall have to vote at the rate of 50,000 common shares for each preferred share. Simultaneous with this agreement, the Company changed its name to Four Crystal Funding, Inc. and has applied for a new symbol.

The Company has determined a book value of approximately $15 per share by dividing the total outstanding common shares of 269,197,861 into the current bond value of approximately $4,000,000,000.  However, since the bonds were originally issued in 1930 it is very difficult for the Company to monetize the actual value of the bonds.  Consequently, the bonds could be significantly discounted when, and if, they are liquidated.  As part of the transaction NCT Hearing canceled the debt it held in ProTech and, then in turn, ProTech transferred its pre-investment assets to NCTH.

Commenting on the announcement, Michael Parrella, Chairman and CEO of Four Crystal Funding, Inc. said, “We are excited about the change in our business and will be attacking our target markets. We are already looking at three energy transactions that meet our investment criteria and will be building a broad portfolio of clients.”

ABOUT FOUR CRYSTAL FUNDING, INC.

Four Crystal Funding, Inc. is an investment fund founded in 2008, whose purpose is to search for suitable investment opportunities both in the United States and Internationally.  The fund has substantial resources and is looking for opportunities in new start up markets in a wide variety of industries as well as the more mature corporate markets.  Our goal is to invest in companies that will not only provide great returns to our investors, improve our clients’ profitability, but will also be of great benefit to society at large.  For further information on Four Crystal Funding, Inc. please visit our website at: www.fourcrystal.com.

Contact:    Mark Cohen
   CEO
   Cohen Consulting
   718-428-7651
   E-mail:  pnaclgrup@aol.com

FORWARD LOOKING STATEMENT

Statements in this press release other than historical facts are “forward-looking” statements within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Exchange Act of 1934.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.  Future operating results of the Company are impossible to predict and no representation, guaranty or warranty is to be inferred from those forward-looking statements.  Readers are advised to review the “forward-looking” statements’ included in our reports which are filed with the Securities and Exchange Commission.